As filed with the Securities and Exchange Commission on January 27, 1997
                                                  Registration No. 333-18445
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                               AVANT! CORPORATION
             (Exact name of registrant as specified in its charter)


                 Delaware                                 94-3133226
     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                  Identification Number)

                             1208 East Arques Avenue
                           Sunnyvale, California 94086
                                 (408) 738-8881

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  GERALD C. HSU
          Chairman of the Board, President and Chief Executive Officer
                               Avant! Corporation
                             1208 East Arques Avenue
                           Sunnyvale, California 94086
                                 (408) 738-8881
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------
                                   Copies to:
                            ROBERT V. GUNDERSON, JR.
          Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
                             155 Constitution Drive
                          Menlo Park, California 94025
                               ------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                                  CALCULATION OF REGISTRATION FEE
------------------------------------ ------------------ ------------------ ------------------ --------------------
 Title of each class of Securities                       Proposed Maximum   Proposed Maximum  Amount of Additional
         to be Registered               Amount to be    Offering Price per Aggregate Offering   Registration Fee
                                         Registered        Security (1)         Price(1)
------------------------------------ ------------------ ------------------ ------------------ --------------------

  Common Stock, $.0001 par value     1,857,211 shares(2)      $37.50          $69,645,413            $327
------------------------------------ ------------------ ------------------ ------------------ --------------------

(1) The price of $37.50 per share, which was the average of the high and low prices of the Common Stock on The Nasdaq Stock Market on January 21, 1997, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended. The Registrant previously paid a registration fee of $16,208 in connection with the initial filing of this registration statement. The additional registration fee of $327 is for the registration of an additional 28,716 shares of Common Stock at a proposed maximum aggregate offering price of $978,375.


(2) Includes 16,608 shares of Common Stock to be issued upon exercise of certain rights on behalf of the Selling Stockholders.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information contained herein is subject to change, completion or amendment without notice. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may an offer to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                  Subject to Completion, dated January 27, 1997

                                1,857,211 Shares


                               AVANT! CORPORATION

                                  Common Stock

                                -----------------


         This Prospectus relates to the public offering, which is not being underwritten, of 1,857,211 shares (the "Shares") of Common Stock, $.0001 par value (the "Common Stock") of Avant! Corporation ("Avant!" or the "Company"). The Shares are outstanding shares that may be sold from time to time by or on behalf of certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders acquired the Shares in separate private transactions in which the Company acquired FrontLine Design Automation, Inc. and NexSyn Design Technology Inc.


         The Shares may be offered by the Selling Stockholders from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Stockholders. In addition, the Company has agreed to indemnify the Selling Stockholders with respect to the Shares offered hereby against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.


         On January 21, 1997, the average of the high and low price for the Company's Common Stock was $37.50 per share. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AVNT."

                         -------------------------------

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                         -------------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                         -------------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                         -------------------------------

              The date of this Prospectus is _______________, 1997

                              AVAILABLE INFORMATION

         Avant! is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, it files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such materials may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The SEC's Internet address is http://www.sec.gov. The SEC web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Avant! Common Stock is quoted on the Nasdaq National Market, and the reports, proxy statements and other information referred to above can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         Avant! has filed with the SEC a registration statement on Form S-3, including this Prospectus and other information (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement"), with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents previously filed by the Company with the Commission (File No. 0-25864) pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, filed with the SEC on March 29, 1996;

         2. The Company's Proxy Statement for the Annual Meeting of Stockholders held on May 30, 1996, filed with the SEC on April 26, 1996;

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed with the SEC on May 14, 1996;

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the SEC on August 14, 1996;


         5. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the SEC on November 14, 1996; and

         6. The Company's Current Reports on Form 8-K dated October 16, 1996, October 24, 1996, November 13, 1996, November 27, 1996
                  and December 20, 1996.




         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

         Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be submitted in writing or by telephone at (408) 738-8881 to John P. Huyett, Chief Financial Officer, Avant! Corporation, 1208 East Arques Avenue, Sunnyvale, California 94086.

                                  RISK FACTORS

         This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document or incorporated by reference herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus and incorporated by reference herein.

Litigation Risk


         On December 6, 1995, Cadence Design Systems, Inc. ("Cadence") filed an action titled Cadence Design Systems, Inc. vs. Avant! Corporation, formerly
               -----------------------------------------------------------------
AscSys,  Inc.;  Gerald C. Hsu; Mitsuru Igusa;  Opher Segev; and Chih-Liang Cheng
--------------------------------------------------------------------------------
against Avant! and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain Avant! employees who formerly were Cadence employees allegedly misappropriated and improperly copied source code for certain important functions of Avant! place and route products from Cadence, and that Avant! has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that Avant! induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. In addition to actual and punitive damages, which were not quantified by Cadence, Cadence seeks to enjoin the sale of certain place and route products and has filed a motion to obtain a preliminary injunction pending trial of the action. Avant! filed its opposition to Cadence's motion on June 28, 1996. Cadence filed a reply to Avant!'s opposition on August 27, 1996. The preliminary injunction hearing took place on September 10, 1996. The court has the matter under submission and there has been no ruling on Cadence's motion for a preliminary injunction as of the date hereof.

         On January 16, 1996, Avant! filed a counterclaim alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. Although Avant!'s counterclaim seeks unquantified damages according to proof, Avant! specifically alleges that it has suffered losses in excess of $500 million. The alleged losses are due largely to the decline in Avant!'s stock market valuation caused by Cadence's alleged misconduct.

         The Santa Clara County District Attorney's office also is investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On December 5, 1995, a search warrant was executed at Avant!'s Sunnyvale, California, facility to determine whether there was evidence of criminal conduct. No criminal charges have been filed against Avant!, Avant!'s management or its employees, but no assurance can be given that such charges will not be filed in the future. A criminal complaint, if filed against Avant!, Avant!'s management or its employees, could result in a loss of management and other personnel and could have other material adverse effects on the Company. On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California the securities fraud class action complaint Paul Margetis and Helen Margetis, On
                                          --------------------------------------
Behalf of Themselves and All Others Similarily Situated vs. Avant!  Corporation;
--------------------------------------------------------------------------------
Gerald C. Hsu; Yuh-Zen Liao; and Stephen Tzyh-Lih Wuu. In addition,  on December
------------------------------------------------------
19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California the class action complaint for violation of the federal securities laws Fred Tarca, On Behalf of Himself and All Others Similarily
                 ---------------------------------------------------------------
Situated vs. Avant!  Corporation;  Gerald C. Hsu; Yuh-Zen Liao; Stephen Tzyh-Lih
--------------------------------------------------------------------------------
Wuu;  Jon A. Bode;  Robert C.  Kagle;  Tench Coxe;  Wessels,  Arnold & Hendersen
--------------------------------------------------------------------------------
L.L.C.  and Alex. Brown & Sons.  These  class  action  lawsuits  allege  certain
-------------------------------
securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with the allegations outlined in the Cadence claim. These class action lawsuits are pending resolution of the litigation with Cadence.

         When the lawsuits were originally filed against the Company, the Company experienced delays in orders by customers due to the uncertainty of the pending lawsuits against the Company. If the Company suffers an adverse outcome in either the civil or criminal proceedings, then the Company would likely experience future delays in orders from customers, and would likely suffer the loss of customers. If such events were to occur, there would be a material adverse effect on the Company's business, financial condition and results of operations.


         It is Avant!'s position that the plaintiffs' claims are without merit. Avant! believes it has sufficient defenses to all of the plaintiffs' claims and intends to defend itself vigorously. If, however, Avant!'s defenses are unsuccessful, Avant! may be enjoined from selling certain place and route products and may be required to pay damages to Cadence. In such event, Avant!'s business, operating results and financial condition would be materially adversely affected. In particular, Avant!'s place and route products in dispute, ArcCell-BV and ArcCell-XO (which have been replaced by Aquarius-BV and Aquarius-XO), accounted for approximately 20% of Avant!'s total supplemental consolidated revenues for the three-year period ended December 31, 1995.

In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant! Common Stock. Although the Company believes, based on information it presently possesses, that the conclusion of these claims will not have a material adverse effect on the Company's supplemental consolidated financial position, there can be no assurance that an adverse judgement, if granted, on any claim would not have a material adverse effect on the Company's business, supplemental consolidated financial position, or supplemental consolidated results of operations.

         In the opinion of Avant! management, based on information it presently possesses, the conclusion of these claims will not have a material adverse effect on Avant!'s supplemental consolidated financial position.


         Meta, a wholly owned subsidiary of the Company, has a long-standing technology relationship with Cadence pursuant to which, among other things, Meta and Cadence cross-license certain aspects of their respective technologies including Meta's MASTER Toolbox and HSPICE products in order to develop certain interfaces between Cadence's products and Meta's selling and supporting such products. Meta licenses Cadence's maskwork layout software for use by Meta-Labs services for generating maskworks for MetaTestchip. In light of Avant!'s pending litigation with Cadence, it is almost certain that Cadence will sever its relationship with Meta following the Meta Acquisition. In such event, Meta would experience delays in generating new MetaTestchips as a result of the need to transition to Avant!'s layout software. Further, Meta currently integrates a portion of Cadence technology with HSPICE to provide a data output format for Cadence's waveform viewing products and uses certain Cadence products to provide Cadence product support for MASTER Toolbox which may no longer be available at a reasonable price or profit after the Meta Acquisition. Additionally, Cadence sells Spectre circuit simulation software which directly competes with Meta's HSPICE product. Accordingly, termination of Meta's relationship with Cadence could have a material adverse effect upon the Company's business, operating results and financial condition.


         The preceding pending litigation and any future litigation against the Company or its employees, regardless of the outcome, is expected to result in substantial costs and expenses to the Company and significant diversion of attention by the Company's technical and management personnel. Accordingly, any such litigation could have a material adverse effect on the Company's business, operating results or financial condition.

Uncertainty Relating to Integration of Operations and Product Lines; Management of Growth


         The integration of Anagram's, Meta's and FrontLine's business and personnel, which were acquired by Avant! in September 1996, October 1996 and November 1996, respectively, presents difficult challenges for Avant!'s management. Each of Avant!, Anagram, Meta and FrontLine entered into their respective merger agreements with the expectation that their merger will result in synergies for the Company. The Company, however, is more complex and diverse than either Avant!, Anagram, Meta or FrontLine individually, and the combination and continued operation of their distinct business operations will be difficult. While the management and Boards of Avant!, Anagram, Meta and FrontLine believe that the contemporaneous combination of Avant!, Anagram, Meta and FrontLine can be effected in a manner that will realize the value of the Company, the management group of the Company has limited experience in combinations of this complexity or size. Accordingly, there can be no assurance that the process of effecting these business combinations can be effectively managed to realize the synergies anticipated to result therefrom.


         Following the acquisition of Anagram, Meta and FrontLine (collectively, the "Acqusitions"), in order to maintain and increase profitability, the Company will need to successfully integrate and streamline overlapping functions. Avant!, Anagram, Meta and FrontLine each have different systems and procedures in many operational areas that must be rationalized and integrated. There can be no assurance that such integration will be accomplished effectively, expeditiously or efficiently. The difficulties of such integration may be increased by the necessity of coordinating geographically separated divisions. The integration of certain operations following the Acquisitions will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the Company. The business of the Company may also be disrupted by employee uncertainty and lack of focus during such integration. Failure to effectively accomplish the integration of the operations of Avant!, Anagram, Meta and FrontLine could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, uncertainty in the marketplace or customer hesitation relating to the Acquisitions could negatively affect the Company's business, operating results and financial condition.

         Avant!, Anagram, Meta and FrontLine entered into their respective merger agreements in order to achieve potential mutual benefits from combining each of their respective expertise and product lines for the physical design of high-density, high-performance ICs. Realization of these potential benefits will require, among other things, integrating the Company's respective product offerings and coordinating the Company's sales and marketing and research and development efforts. Failure to efficiently achieve such integration could have a material adverse effect on the Company's business, operating results and financial condition.

         Each of Avant!, Anagram, Meta and FrontLine has experienced periods of rapid growth and expansion that has placed and will continue to place significant strains upon their respective management systems and resources. In addition, certain of the Company's senior management personnel have worked together only for a short period of time and must learn to work together effectively. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and control will be adequate to support the Company's operations.


Dependence Upon Key Personnel

          The Company's future operating results depend in significant part upon the continued service of its key management and technical personnel. Few of the Company's employees are bound by employment or non-competition agreements, and due to the intense competition for such personnel as well as the uncertainty caused by the integration of Avant!'s, Anagram's, Meta's and FrontLine's businesses, it is possible that the Company will be unable to retain such key technical and managerial personnel. There are only a limited number of qualified ICDA engineers, and competition for such individuals is intense. If the Company is unable to attract, hire and retain qualified personnel in the future, the development of new products and the management of an increasingly complex business would be impaired, which would materially adversely affect the Company's business, operating results and financial condition. Additionally, if a criminal complaint is filed against the Company, the Company's management or any of its employees relating to the matters underlying the pending litigation between Avant! and Cadence, thereby resulting in a loss of Avant! personnel, then the Company's business, operating results and financial condition may be materially adversely affected. See "--Litigation Risk."


Competition

         The ICDA software market in which Avant! competes is intensely competitive and subject to rapid change. Avant! currently faces competition from major ICDA vendors, including Cadence, which currently holds a dominant share of the market for IC physical design software, Mentor Graphics Corporation ("Mentor"), Viewlogic Systems Incorporated ("Viewlogic") and EPIC Design Technology, Inc. ("EPIC"). As the Company expands its product offerings to include other library generation tools and other electronic design automation ("EDA") tools, it will compete increasingly with these established EDA vendors. Certain of these established vendors have a longer operating history and significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than the Company. Each of these competitors will likely be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products than the Company. Moreover, the industry in which the Company competes is undergoing a trend toward consolidation that is expected to result in large, more financially flexible competitors with a broad range of product offerings. In addition to competition from EDA vendors, the Company also faces competition from semiconductor companies that have internal design groups that develop their own customized place and route and simulation tools for their own particular needs and therefore may be reluctant to purchase products offered by the Company or other independent vendors. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition. If the Company is unable to compete successfully against current and future competitors, the Company's business, operating results and financial condition will be materially adversely affected.

Potential Fluctuations in Quarterly Results

         The quarterly operating results of the Company may vary substantially from period to period depending on factors such as the outcome of outstanding litigation, increased competition, the size, timing and structure of significant licenses, the timing of revenue recognition under its time-based license agreements, the timing of new or enhanced product announcements, introductions, or delays in the introductions, of new or enhanced versions of the Company's products, changes in pricing policies by the Company or its competitors, market acceptance of new and enhanced versions of the Company's products, the cancellation of time-based licenses or maintenance agreements, the unavailability of technology of third parties which is incorporated in certain of the products of the Company, the mix of direct and indirect sales, changes in operating expenses, changes in the Company's strategy, seasonal factors, personnel changes, foreign currency exchange rates and general economic factors. Due to the foregoing factors, and particularly the variability of the size, timing and structure of significant licenses, quarterly revenue and operating results are difficult to forecast. In particular, Avant! has adopted a flexible pricing strategy pursuant to which Avant! offers both perpetual and time-based software licenses to customers, depending on customer requirements and financial constraints. Because each time-based license may have a different structure and could be subject to cancellation, future revenue is unpredictable. In addition, Meta's quarterly operating results have in the past fluctuated as a result of seasonality of customer buying patterns, with revenues for the first quarter of a year often lower than those for the last quarter of the preceding year, and a significant portion of revenue in a quarter typically is received in the last few weeks or days of that quarter. The Company's expense levels are based, in part, on expectations as to future revenue levels. Accordingly, net income, if any, may be disproportionately affected by a reduction in revenue because only a small portion of the Company's expenses fluctuate with revenue. If revenue levels are below expectations, the Company's business, operating results and financial condition are likely to be materially adversely affected. Such shortfalls in the Company's revenue or operating results from levels expected by public market analysts and investors could have an immediate and significant material adverse effect on the market price of Avant!'s Common Stock. Additionally, the Company may not learn of such revenue shortfalls or earnings shortfalls or other failures to meet market expectations for results of operations until late in a fiscal quarter, which could result in an even more immediate and material adverse effect on the trading price of Avant!'s Common Stock. In such event, the market price of Avant!'s Common Stock would be materially adversely affected. Due to the foregoing, Avant! believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. See "Selected Consolidated Financial Data."

Potential Volatility of Stock Price

         The market price of Avant!'s Common Stock is likely to be highly volatile and may be significantly affected by many factors, including the outcome of outstanding litigation, actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations and new products by competitors, new contractual relationships with strategic partners by the Company or its competitors, proposed acquisitions by the Company or competitors and financial results that fail to meet public market analyst expectations of performance. In addition, the U.S. equity markets have from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may materially adversely affect the market price of Avant!'s Common Stock in future periods.
See "Market Price of Avant! Common Stock; Dividends."


Cost of Integration; Transaction Expenses

         Transaction costs relating to the Acqusitions and the anticipated combination of certain operations of Avant!, Anagram, Meta and FrontLine are expected to result in one-time charges to the Company's earnings. Although it will not be feasible to determine the actual amount of these charges until the operational and transition plans are completed, the management of Avant! believes that the aggregate charge will be approximately $8.9 million before taxes, although such amount may be increased by unanticipated additional expenses incurred in connection with the Acquisitions. This aggregate charge is expected to include the estimated costs associated with financial advisory, accounting and legal fees, printing expenses, filing fees and other merger-related costs. While the exact timing of these expenses cannot be determined at this time, Avant! incurred $920,000 of such costs in the quarter ended September 30, 1996 and the management of Avant! anticipates the remaining charge to earnings will be recorded in the quarter ending December 31, 1996. The effects of these costs have not been reflected in the unaudited condensed combined statements of income, except to the extent such costs were actually incurred in the quarter ended September 30, 1996.


Potential Dilutive Effect to Stockholders

         Although Avant! believes that beneficial synergies will result from the Acquisitions, there can be no assurance that the combining of Avant!'s, Anagram's, Meta's and FrontLine's businesses, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to that which would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Avant! Common Stock in connection with the Acquisitions is likely to have a dilutive effect on Avant!'s earnings per share and there is no assurance that Avant! stockholders would not achieve greater returns on investment were Avant! to remain an independent company.


Shares Eligible for Public Sale

         Sales of substantial amounts of Avant! Common Stock in the public market after the consummation of the Acqusitions could materially adversely affect prevailing market prices of Avant!'s Common Stock. The shares of Avant! Common Stock issued in the Acquisitions are eligible for immediate sale in the public market, subject to certain limitations under the Securities Act applicable to affiliates of the Company and certain agreements to be entered into by certain affiliates of the acquired companies which prohibit such persons from disposing of any Avant! Common Stock during the period immediately following the respective closing of the transactions.


Product Concentration


         The Company expects that revenue from the licensing and support of Aquarius (formerly known as ArcCell), the Company's place and route software product family, Hercules (formerly known as VeriCheck), the Company's design verification software product, and ADM and HSPICE, the Company's circuit simulation and analysis products, respectively, will account for a substantial percentage of the Company's revenues for the foreseeable future. As a result, the Company's business, operating results and financial condition are significantly dependent upon continued market acceptance and purchases of Aquarius, Hercules, ADM and HSPICE. A decline in demand for any of these products as a result of competition, technological change or other factors would have a material adverse effect on the business, operating results and financial condition of the Company. There can be no assurance that Aquarius, Hercules, ADM or HSPICE will achieve continued market acceptance, or that the Company will be successful in marketing such products or any new or enhanced products. Failure to develop or acquire additional products, or to successfully market such products on a profitable basis, could have a material adverse effect on the Company's business, operating results and financial condition.



Risks Associated with International Licensing


         International revenue accounted for approximately 33% and 32% of the Company's supplemental consolidated revenue in 1994 and 1995, respectively. The Company primarily sells its products internationally in Japan, Korea and Taiwan. The Company expects that international license and service revenue will continue to account for a significant portion of the Company's total revenue. The Company's international revenue involves a number of risks, including the impact of possible recessionary environments in economies outside the U.S., longer receivables collection periods and greater difficulty in accounts receivable collection, difficulties in staffing and managing foreign operations, political and economic instability, unexpected changes in regulatory requirements, reduced protection of intellectual property rights in some countries and tariffs and other trade barriers. Currency exchange fluctuations in countries in which the Company licenses its products could also materially adversely affect the Company's business, operating results and financial condition by resulting in pricing that is not competitive with products priced in local currencies. Furthermore, there can be no assurance that in the future the Company will be able to continue to price its products and services internationally in U.S. dollars because of changing sovereign restrictions on importation and exportation of foreign currencies as well as other practical considerations. In addition, the laws of certain countries do not protect the Company's products and intellectual property rights to the same extent as do the laws of the U.S. Accordingly, there can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results and financial condition. In addition, there can be no assurance that the Company will be able to sustain or increase revenue derived from international licensing and service or that the foregoing factors will not have a material adverse effect on the Company's future international license and service revenue, and, consequently, on the Company's business, operating results and financial condition.


Dependence Upon Distributors and Manufacturer's Representatives

         The Company relies on distributors and manufacturer's representatives ("Third Party Sellers") for licensing and support of its products in China,
Japan, Korea, Singapore and Taiwan. A substantial portion of Avant!'s international license and service revenue results from a limited number of these Third Party Sellers. During 1994 and 1995 revenue from three distributors and two manufacturer's representatives accounted for an aggregate of approximately 11% of Avant!'s total supplemental consolidated revenue. There can be no assurance that Avant!'s current Third Party Sellers will choose to or be able to market or service and support the Company's products effectively, that economic conditions or industry demand will not materially adversely affect these or other Third Party Sellers or that these Third Party Sellers will not devote greater resources to marketing and supporting products of the Company's competitors. In particular, the Company has opened a sales office in Tokyo, Japan, which may affect its relationship with a distributor and the
distributor's   performance  as  a  distributor   of  the  Company's   products.
Additionally, because the Company's products are used by highly skilled professional engineers, a Third Party Seller must possess sufficient technical, marketing and sales resources in order to be effective and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of Third Party Sellers possess such resources. Accordingly, the loss of or a decision by Avant! not to renew agreements with, or a significant reduction in revenue from, one of Avant!'s Third Party Sellers or any other Third Party Sellers on which the Company's revenues may, in the future, become dependent, could have a material adverse effect on the Company's business, operating results and financial condition.

New Products and Rapid Technological Change

         The ICDA industry is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The Company's future business, operating results and financial condition will depend in part upon its ability to enhance its current products and to develop and introduce new products on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards and methodologies, as well as address the increasingly sophisticated needs of the Company's customers. New technologies developed by the Company or its competitors could render existing products obsolete. The Company's success will depend upon its ability to enhance existing products and to introduce new products on a timely and cost-effective basis that meet changing customer requirements. There can be no assurance that the Company will be successful in developing new products or enhancing existing products or that such new or enhanced products will receive market acceptance. On occasion, the Company has experienced delays in the scheduled introductions of new and enhanced products, and there can be no assurance that it will be able to introduce products on a timely basis in the future. Delays in the scheduled availability of products, for technological or other reasons, or a lack of market acceptance of such products, or the Company's failure to accurately anticipate customer demand, would have a material adverse effect on its business, operating results and financial condition.


Dependence Upon Semiconductor and Electronics Industries; General Economic and Market Conditions

         Avant! is dependent upon the semiconductor and, more generally, the electronics industries. Each of these industries is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Segments of these industries have from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. Over the past few years, these industries have experienced an extended period of significant economic growth, although during 1996 certain sectors of the semiconductor industry have experienced slower growth than in 1995. There can be no assurance that economic growth in these industries will continue, and if it does not, any downturn could be especially severe on the Company. During such downturns, the number of new IC design projects often decreases. Because acquisitions of new licenses from the Company are largely dependent upon the commencement of new design projects, any slowdown in these industries could have a material adverse effect on the Company's business, operating results and financial condition. The Company's business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of patterns and general economic conditions in either the semiconductor or electronics industry.


Limitations on Protection of Intellectual Property and Proprietary Rights


         The Company relies on a combination of patents, trade secret, copyright and trademark laws, as well as contractual commitments, to protect its proprietary rights in its software products. The Company generally enters into confidentiality or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, there can be no assurance that a third party will not copy or otherwise obtain and use the
Company's products or technology without authorization, or develop similar technology independently. In particular, the Company has on occasion distributed its products pursuant to "shrink wrap" licenses, whereby the license agreement covering the product is contained in the product packaging but is not signed by the user. There can be no assurance that such licenses are enforceable. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. The Company expects that software companies will increasingly be subject to infringement claims as the number of products and competitors in the industry in which Avant! currently competes grows and the functionality of products in different industry segments overlaps. In particular, Avant!'s current litigation with Cadence involves such infringement claims. Responding to such claims, regardless of merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. There can be no assurance that infringement claims will not be asserted against the Company in the future or that any such claims will not require the Company to enter into royalty arrangements or result in costly litigation, which could materially adversely affect the Company's business, operating results and financial condition. See "--Litigation Risk."



Risk of Product Defects

         Software products as complex as those offered by the Company may contain defects or failures when introduced or when new versions are released. Avant! has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future. There can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the Company's business, operating results and financial condition.


Dependence Upon Relationship with Synopsys

         Avant! currently has a cooperative technical and marketing agreement with Synopsys, Inc. ("Synopsys") that expires by its terms in March 1997, and is automatically renewed for one year unless either party gives notice otherwise. The agreement provides that Synopsys will share certain technical information with Avant! concerning Synopsys' high level design automation products, which information has assisted Avant! in the development and marketing of its products. Synopsys has no obligation to continue to provide similar information in the future, and if

Synopsys were to stop sharing technical information with Avant!, to favor competitors of Avant! or to develop software products that are competitive with those of Avant!, Avant!'s business, operating results and financial condition could be materially adversely affected. While Avant! believes its relationship with Synopsys is good, there can be no assurance that the Acquisitons will not have an adverse effect on the existing relationship with Synopsys.


Concentration of Stock Ownership; Change of Control Provisions

         Based on the stock ownership of the Company as of November 30, 1996, the directors and principal stockholders of the Company and their affiliates will beneficially own a significant amount of the outstanding Avant! Common Stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of Avant!. In addition, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock, to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any unissued series of Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company's stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Common Stock. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company.

                                   THE COMPANY


         Avant! develops, markets and supports integrated circuit design automation ("ICDA") software for the physical design, layout, verification, simulation and analysis of high-density, high-performance integrated circuits ("ICs"), commonly known as computer chips. Avant!'s objective is to establish a significant market position as a supplier of physical design software (software used to design the layout of transistors in a computer chip) for the ICDA market. To achieve this objective, Avant! has adopted its mission, which is to provide innovative technology, products, and business models that enable customers to solve the toughest problems in deep submicron (less than 0.5-micron or one-twenty thousandth of a centimeter feature size) IC design, improve their productivity and achieve a high return on their investment. To effect its mission, Avant! has adopted the strategies of maintaining focus on technological innovation and creating strategic relationships with customers. The principal executive offices of Avant! are located at 1208 East Arques Avenue, Sunnyvale, California 94086. Avant!'s telephone number is (408)738-8881.



                               Recent Developments

         On August 2, 1996 Avant! announced Version 2.0 of its deep submicron product families which include the Aquarius family of place and route tools; the Planet family of floorplanning tools; the Star family of simulation, timing, analysis and RC extraction tools; the Solar family of synthesis-oriented layout refinement tools; and the Hercules family of physical verification tools. The Aquarius family consists of Aquarius-BV, which supersedes ArcCell-BV, Aquarius-XO, which supersedes ArcCell-XO, and Aquarius-GA, which supersedes ArcGate. The Hercules product family supersedes Avant!'s VeriCheck product family. The Star family is a new product that analyzes the performance of deep submicron ICs, including the most complex, high-performance microprocessors. The Star product family is a full-chip extraction, delay analysis and data reduction tool for IC designers to use during physical design. Star is tightly integrated with Avant!'s hierarchical layout and verification tools, Aquarius and Hercules, to provide efficient, accurate and predictable IC performance. The Solar family is a new product that optimizes the performance and area of ICs to meet new deep submicron "golden file" needs. Solar is tightly integrated with Avant!'s Aquarius family of place and route tools.

         In September 1996, Avant! acquired Anagram, Inc. ("Anagram"), a developer of simulation and analysis ICDA software for high-performance deep submicron ICs (the "Anagram Acquisition"). Anagram's objective is to establish a significant market position as a supplier of easy-to-use, high-capacity circuit simulation and high-accuracy timing analysis software. Anagram's flagship product, ADM, is a high-capacity circuit simulator for deep submicron processor, graphics, memory, communications, and mixed-signal IC designs. ADM is designed to be compatible with the most commonly used ICDA tools and to be easily integrated in the customer's existing design environment and methodology.
Anagram's products help increase IC performance and reliability and increase designer productivity by enabling designers to characterize large blocks; to accurately simulate mixed-signal, dynamic logic and memory circuits where performance, signal integrity and power analyses are essential; and to reuse high-performance intellectual property without changing the design process. Anagram's ADM circuit simulation and analysis tool is currently being integrated into the Star product family. Upon the closing of the Anagram Acquisition, Anagram became a wholly owned subsidiary of Avant! and all of the fully-diluted shares of Anagram capital stock and stock options were exchanged for an aggregate of approximately 2,414,000 shares of Avant! Common Stock and Avant! stock options. The Anagram Acquisition was accounted for as a pooling of interests. See "Risk Factors--Uncertainty Relating to Integration of Operations and Product Lines; Management of Growth," "--Cost of Integration; Transaction Expenses" and "Avant! Business--Recent Developments."

         In October 1996, Avant! acquired Meta-Software, Inc. ("Meta"), a developer of library generation software products for use in IC design (the "Meta Acquisition"). Meta's products include HSPICE, an industry leading circuit simulator in use at over 1,500 commercial customer sites worldwide, and MASTER Toolbox, an automated cell characterization and library generation program introduced in late 1994. Meta's products assist IC designers in ascertaining whether semiconductor devices based on their designs will meet functional and performance specifications when fabricated in silicon. Avant! believes that Meta's products can be used to reduce time to market, enhance IC performance, lower design costs and validate designs across multiple foundries. Upon the closing of the Meta Acquisition, Meta became a wholly owned subsidiary of Avant! and all of the fully-diluted shares of Meta capital stock and stock options were exchanged for an aggregate of approximately 5,080,000 shares of Avant! Common Stock and Avant! stock options. The Meta Acquisition was accounted for as a pooling of interests. See "Risk Factors--Uncertainty Relating to

Integration of Operations and Product Lines; Management of Growth," "--Cost of Integration; Transaction Expenses" and "Avant! Business--Recent Developments."

         In November 1996, Avant! acquired FrontLine Design Automation, Inc. ("FrontLine"), a developer of Verilog simulation solutions to improve the productivity of hardware logic designers (the "FrontLine Acquisition"). FrontLine has developed a unified HDL simulation architechture with Verilog compatibility that offers (i) multiple levels of abstraction; (ii) multiple simulation of algorithms; and (iii) multiple HDL compilation techniques.
FrontLine's products run on UNIX and Windows, and provide a multi-engine architecture with high-performance cycle based and event driven simulation support. The tools are used by designers of complex integrated circuits and field programmable gate arrays to verify the functionality of their chips and systems prior to manufacturing. Upon the closing of theFrontLine Acquisition, FrontLine became a wholly owned subsidiary of Avant! and all of the fully-diluted shares of FrrontLine capital stock and stock options were exchanged for an aggregate of 2,222,222 shares of Avant! Common Stock and Avant! stock options. The FrontLine Acquisition was accounted for as a pooling of interests. See "Risk Factors--Uncertainty Relating to Integration of Operations and Product Lines; Management of Growth," "--Cost of Integration; Transaction Expenses" and "Avant! Business--Recent Developments."


         In December 1996, Avant! acquired NexSyn Design Technology Inc. ("NexSyn"), a four-employee start-up company that is developing next-generation EDA software tools (the "NexSyn Acquisition"). Upon the closing of the NexSyn Acquisition, NexSyn became a wholly owned subsidiary of Avant! and all of the fully-diluted shares of NexSyn capital stock and stock options were exchanged for an aggregate of 51,282 shares of Avant! common stock and Avant! stock options. The NexSyn Acquisition was accounted for using the purchase method of accounting. Avant! expensed approximately $1.3 million in the fourth quarter of 1996 for the write-off of in-process research and development.

                                   MANAGEMENT

         The executive officers and directors of Avant! are as follows:

Name                     Age     Position
----                     ---     --------
Gerald C. Hsu            49      President, Chief Executive Officer and Chairman
                                 of the Board of Directors

Y. Eric Cho              48      Senior Vice President of Corporate Operations
                                 and Director


John P. Huyett           42      Chief Financial Officer and Treasurer


Shawn M. Hailey          46      Senior Vice President of Business Development
                                 and Director

Eric A. Brill(1)         46      Director and Secretary

Tench Coxe(1)            37      Director

Tatsuya Enomoto          55      Director

--------------
(1) Member of Audit and Compensation Committees.

         Mr. Hsu joined Avant! in March 1994 as President, Chief Executive Officer and a director, and has been Chairman of the Avant! Board of Directors since November 1995. From July 1991 to March 1994, Mr. Hsu was employed by Cadence, where his last position was President and General Manager of the IC Design Group. From June 1988 to July 1991, Mr. Hsu was employed by Sun Microsystems, Inc., an engineering workstation company, where his last position was Director of Strategic Business Development. Mr. Hsu holds an S.M. in Ocean Engineering from the Massachusetts Institute of Technology, an M.S. in Mechanics and Hydraulics from the University of Iowa and a B.S. in Applied Mathematics from the National Chung-Hsing University.

         Dr. Cho co-founded Avant! in February 1991 and has been a director of Avant! since such date. From January 1996 to the present, Dr. Cho has served as the Senior Vice President of Corporate Operations. From October 1993 until January 1996, he served as the Vice President of Asian Operations. From the inception of Avant! until October 1993, Dr. Cho served as Vice President of Sales and Marketing. From the inception of Avant! until November 1996, Dr. Cho served as Secretary. From September 1986 to February 1991, Dr. Cho was employed by Cadence where his last position was a Marketing Director of the IC Division. Dr. Cho holds an M.B.A. from New York University, an M.S. and a Ph.D. in Electrical Engineering and Computer Science from the University of California, Berkeley and a B.S. in Electrical Engineering from the National Chiao-Tung University, Taiwan.


         Mr. Huyett has served as Chief Financial Officer and Treasurer since he joined Avant! in connection with the merger of Integrated Silicon Solutions, Inc. ("ISS") with and into Avant! in November 1995. From July 1993 to November 1995, Mr. Huyett served as Vice President of Finance and Chief Financial Officer of ISS. Mr. Huyett also served as Treasurer and

Secretary of ISS from October 1994 to November 1995. Prior to July 1993, Mr. Huyett was a partner with KPMG Peat Marwick LLP, independent auditors to Avant!.

         Mr. Hailey has served as Senior Vice President of Business Development and a director since he joined Avant! in connection with the merger of Meta with and into Avant! in October 1996. Mr. Hailey was the President, Chief Executive Officer and Chairman of the Board of Directors of Meta since its inception in 1978. Prior to 1978, Mr. Hailey held engineering and management positions involving circuit design at Advanced Micro Devices, Inc., where he established the MOS Microprocessor Department and the EPROM group.

         Mr. Brill has been the Secretary and director of Avant! since November 1996. Mr. Brill is a coporate and securities attorney whose practice focuses principally on technology companies and private investment partnerships. He has been in private practice since 1993, and previously practiced with the San Francisco law firm of Farella, Braun & Martel. Mr. Brill holds a B.S. in History from Cleveland State University and a J.D. from the Harvard Law School.

         Mr. Coxe has been a director of Avant! since February 1992. Mr. Coxe is a general partner of the general partner of Sutter Hill Ventures, a venture capital investment firm, and has been associated with Sutter Hill Ventures since 1987. Mr. Coxe holds a B.A. in Economics from Dartmouth College and an M.B.A. from the Harvard Business School.

         Dr. Enomoto has been the President of Mitsubishi Electric Semiconductor Software Corporation, a semiconductor engineering company and a subsidiary of Mitsubishi Electric Corporation ("MELCO"), since June 1993. From 1962 to June 1993, Dr. Enomoto was employed by MELCO where his last position was General Manager of the ASIC Design Engineering Center. Dr. Enomot holds a Ph.D. in Engineering from the University of Tokyo.

                              SELLING STOCKHOLDERS


         The following table sets forth certain information, as of January 24, 1997, with respect to the number of shares of Common Stock owned by each of the Selling Stockholders. All shares held by the Selling Stockholders as of January 24, 1997 are being offered for sale hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

         The Shares being offered by the Selling Stockholders were acquired from the Company in the FrontLine Acquisition and the NexSyn Acquisition. The Common Stock issued in the FrontLine Acquisition was issued pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 506 under Regulation D, as promulgated by the Securities Act, and the Common Stock issued in the NexSyn Acquisition was issued pursuant to an exemption from the registration requirements of the Securities Act provided by
Section 4(2) thereof. Each Selling Stockholder that acquired Shares from the Company represented to the Company that it was acquiring the Shares for investment and with no present intention of distributing the Shares.


         The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on The Nasdaq Stock Market or in privately-negotiated transactions. The Company has agreed to keep such Registration Statement effective for two years from the date of effectiveness of this Prospectus, subject to certain restrictions, or, if earlier, until the distribution contemplated in this Prospectus has been completed.


         The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:



                                                Shares Beneficially Owned
                                                    Prior to Offering
                                               ---------------------------
                                               Number of                      Number of Shares
Name of Selling Stockholder                      Shares           Percent      Being Offered
---------------------------                      ------           -------      -------------
Agarwala, Badruddin                              83,657               *          83,657
Agarwala, Badruddin, Custodian for Lamya         51,899               *          51,899
Agarwala
Apte, Sushama, as Custodian for Amit Apte         6,393               *           6,393
Apte, Sushama, as Custodian for Salin Apte        6,227               *           6,227
Curtin, Richard                                   2,307               *           2,307
Desai, W.L.                                       1,262               *           1,262
Dholakia, Anjana                                  6,872               *           6,872
Dholakia, Ansum S.                               13,839               *          13,839
Dholakia, Sachi S.                               13,839               *          13,839




                                       16


                                                Shares Beneficially Owned
                                                    Prior to Offering
                                               ----------------------------
                                               Number of                       Number of Shares
Name and Address of Selling Stockholder          Shares           Percent        Being Offered
---------------------------------------          ------           -------        -------------
Dholakia, Suresh                                 94,614               *             94,614
Dixon, Scott                                     25,791               *             25,791
Duet Technologies, Inc.                           6,560               *              6,560
Functionality, Inc.(1)                           10,380               *             10,380
Goel Family Partnership                         512,173              2.3           512,173
 Goel Pooneet                                   155,697               *            155,697
Goel Priyanka                                   155,697               *            155,697
Holland, Sheila                                   5,189               *              5,189
Hsu, Yu-Chin                                     14,358               *             14,358
Jhaveri, D.J.                                    17,299               *             17,299
Jhaveri, J.B.                                    20,413               *             20,413
Jhaveri, Krishna                                118,142               *            118,142
Jhaveri, Neeta                                   10,379               *             10,379
Jhaveri, Krishna, as Custodian for Kunal         25,949               *             25,949
Jhaveri
Jhaveri, Krishna, as Custodian for Ruchi         25,949               *             25,949
Jhaveri
Jinjuvadia, Kusum R.                             13,839               *             13,839
Kaul, Sanjiv                                      8,649               *              8,649
Khorakiwala, Taizoon                             25,949               *             25,949
Mehta, P.J.                                      17,299               *             17,299
Mehta, V.P.                                      17,299               *             17,299
Mody, Arti                                        1,682               *              1,682
Mody, C.J.                                       34,599               *             34,599
Mody, N.C.                                       34,599               *             34,599
Mody, Rajiv C.                                  121,948               *            121,948
Mody, Rajiv, as Custodian for Naman Mody         25,949               *             25,949



                                       17


                                                Shares Beneficially Owned
                                                    Prior to Offering
                                               ----------------------------
                                               Number of                       Number of Shares
Name and Address of Selling Stockholder          Shares           Percent        Being Offered
---------------------------------------          ------           -------        -------------
Mody, Rajiv, as Custodian for Sakhee Mody        25,949               *             25,949
Pacific Design, Inc.(2)                          11,793               *             11,793
Rajpura, Bakul D.                                13,839               *             13,839
Rajpura, Bharti B.                               13,839               *             13,839
Samejima, Muneyoshi                              86,061               *             86,061
Shar, Leonard E.                                  2,075               *              2,075
Tsia, Fur-Shin                                   14,358               *             14,358
Vaidyanathan, Vijay                                 830               *                830
ZyMac                                             1,729               *              1,729

-------------------
* Less than 1%


(1) These shares of Common Stock may be acquired upon the exercise of certain rights, which rights have not fully vested as of the date hereof.

(2) Includes 6,228 shares of Common Stock which may be acquired upon the exercise of certain rights, which rights have not fully vested as of the date hereof.




                              PLAN OF DISTRIBUTION

         All or a portion of the Shares offered hereby by the Selling Stockholders may be delivered and/or sold from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. After the effectiveness of the Registration Statement of which this Prospectus is a part, the Selling Stockholders may make short sales of the Company's Common Stock and may use the Shares to cover the resulting short positions. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders with respect to the Shares offered hereby against certain liabilities, including certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

         The Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of bids for and purchases of shares of the Company's Common Stock by the Selling Stockholders.

         The Selling Stockholders will pay all commissions and other expenses associated with the sale of securities by them. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.


                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                     EXPERTS


         The consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 1994 and 1995 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 incorporated in this Prospectus by reference from the Company's Form 8-K filed on December 19, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, and upon the authority of such firm as experts in accounting and auditing.

         The supplemental consolidated balance sheets from Avant! Corporation and subsidiaries as of December 31, 1994 and 1995 and the supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 incorporated in this Prospectus by reference from the Company's Form 8-K filed on December 19, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, and upon the authority of such firm as experts in accounting and auditing.

No dealer,  salesperson,  Selling  Stockholder or
any other person has been  authorized to give any
information  or to make  any  representations  in
connection  with this  offering  other than those
contained  in this  Prospectus  and,  if given or
made, such  information or  representations  must            1,857,211 Shares
not be relied upon as having been  authorized  by
the  Company, any Selling  Stockholder  or by any
other person. This Prospectus does not constitute
an offer to sell or a  solicitation  of any offer
to buy any of the  securities  offered  hereby by
anyone in any jurisdiction in which such offer or
solicitation  is not  authorized  or in which the
person making such offer or  solicitation  is not
qualified to do so or to any person to whom it is            AVANT! CORPORATION
unlawful  to make  such  offer  or  solicitation.
Neither the delivery of this  Prospectus  nor any
sale   made    hereunder    shall,    under   any
circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of the Prospectus.
                                                                Common Stock



         ----------------------------
                                                               -------------
             TABLE OF CONTENTS

                                           Page              ___________, 1997
                                           ----
Available Information                       2                  --------------
Information Incorporated by Reference       2
Risk Factors                                4
The Company                                12
Management                                 14
Selling Stockholders                       16
Plan of Distribution                       19
Legal Matters                              19
Experts                                    20

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The fees and expenses incurred by the Company in connection with the offering are payable by the Company and, other than filing fees, are estimated as follows:


          Securities and Exchange Commission Registration Fee......    $ 16,535
          Legal Fees and Expenses..................................      75,000
          Accounting Fees and Expenses.............................     130,000
          Miscellaneous............................................      53,465
                                                                       --------
               Total...............................................     275,000
                                                                       ========



Item 15.   Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

         In accordance with the DGCL, Avant!'s Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

         Article IX of Avant!'s Certificate and Article VII, Section 6 of Avant!'s Bylaws provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

         The Registrant has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

Item 16.   Exhibits.

         (a) Exhibits

Exhibit
Number       Description
-------      -----------
2.1          Agreement  and Plan of  Reorganization  dated as of August 18, 1996 among the Registrant, AGM Acquisition Corporation and Anagram, Inc.
             (1)

2.2 Agreement and Plan of Reorganization dated as of August 22, 1996 among the Registrant, Natasha Merger Corporation and Meta-Software, Inc. (1)

2.3 Agreement and Plan of Reorganization dated as of October 9, 1996 among the Registrant, DSM Acquisition Corporation and FrontLine Design Automation, Inc. (2)

4.1 Amended and Restated Investors' Rights Agreement between the Registrant and certain investors dated September 24, 1994. (3)


4.2* Registration Rights Agreement between the Registrant and certain investors dated November 27, 1996.


4.3          Specimen certificate of the Registrant's Common Stock. (3)

5.1          Opinion  of  Gunderson   Dettmer  Stough   Villeneuve   Franklin  &
             Hachigian, LLP.

23.1         Consent  of  Gunderson   Dettmer  Stough   Villeneuve   Franklin  &
             Hachigian, LLP (included in Exhibit 5.1).

23.2         Consent of KPMG Peat Marwick LLP.

24.1         Power of Attorney. (See page II-4)

27.1         Financial Data Schedule (4)


 *   Previously filed.

(1) Incorporated by reference from the Registrant's Registration Statement (File No. 333-11659) on Form S-4 as declared effective on September 30, 1996.
(2) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the SEC on October 24, 1996.
(3) Incorporated by reference from the Registrant's Registration Statement (File No. 33-91128) on Form S-1 as declared effective on June 6, 1995.
(4) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the SEC on December 20, 1996.

         (b) Financial Statement Schedules

         Schedule II--Valuation and Qualifying Accounts

         Schedules not listed above have been omitted because the information required to be set forth herein is not applicable or is shown in the financial statements or notes thereto.

Item 17.   Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement No. 333-18445 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 24th day of January, 1997.


                                   AVANT! CORPORATION


                                   By:   /s/   Gerald C. Hsu
                                       -----------------------------------------
                                        Gerald C. Hsu
                                        Chairman of the Board, President and
                                        Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement No. 333-18445 has been signed by the following persons in the capacities and on the dates indicated:

                Signature                                       Title                              Date
                ---------                                       -----                              ----
/s/ Gerald C. Hsu                            Chairman of the Board, President and Chief     January 24, 1997
----------------------------------------     Executive Officer (Principal Executive
Gerald C. Hsu                                Officer)


/s/ John P. Huyett*                          Chief Financial Officer and                    January 24, 1997
----------------------------------------     Treasurer (Principal Financial
John P. Huyett                               and Accounting Officer )


/s/ Eric Cho*                                Senior Vice President of Corporate             January 24, 1997
----------------------------------------     Operations and Director
Y. Eric Cho

/s/ Shawn M. Hailey*                         Senior Vice President of Business
----------------------------------------     Development and Director                       January 24, 1997
Shawn M. Hailey

/s/ Eric A. Brill*                           Director and Secretary                         January 24, 1997
----------------------------------------
Eric A. Brill

/s/ Tench Coxe*                              Director                                       January 24, 1997
----------------------------------------
Tench Coxe

 /s/ Tatsuya Enomoto*                        Director                                      January 24, 1997
----------------------------------------
Tatsuya Enomoto

*By:  /s/ Gerald C. Hsu
      ----------------------------------
      (Gerald C. Hsu, Attorney-in-fact)



                                  Exhibit Index


Exhibit
Number       Description
-------      -----------
2.1          Agreement  and Plan of  Reorganization  dated as of August 18, 1996 among the Registrant, AGM Acquisition Corporation and Anagram, Inc.
             (1)

2.2 Agreement and Plan of Reorganization dated as of August 22, 1996 among the Registrant, Natasha Merger Corporation and Meta-Software, Inc. (1)

2.3 Agreement and Plan of Reorganization dated as of October 9, 1996 among the Registrant, DSM Acquisition Corporation and FrontLine Design Automation, Inc. (2)

4.1 Amended and Restated Investors' Rights Agreement between the Registrant and certain investors dated September 24, 1994. (3)


4.2* Registration Rights Agreement between the Registrant and certain investors dated November 27, 1996.


4.3          Specimen certificate of the Registrant's Common Stock. (3)

5.1          Opinion  of  Gunderson   Dettmer  Stough   Villeneuve   Franklin  &
             Hachigian, LLP.

23.1         Consent  of  Gunderson   Dettmer  Stough   Villeneuve   Franklin  &
             Hachigian, LLP (included in Exhibit 5.1).

23.2         Consent of KPMG Peat Marwick LLP.

24.1         Power of Attorney. (See page II-4)

27.1         Financial Data Schedule (4)


 *   Previously filed.

(1) Incorporated by reference from the Registrant's Registration Statement (File No. 333-11659) on Form S-4 as declared effective on September 30, 1996.
(2) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the SEC on October 24, 1996.
(3) Incorporated by reference from the Registrant's Registration Statement (File No. 33-91128) on Form S-1 as declared effective on June 6, 1995.
(4) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the SEC on December 20, 1996.